THERMOGENESIS REPORTS FOURTH QUARTER AND FULL

YEAR FISCAL 2012 RESULTS

COMPANY LOWERS FOURTH QUARTER LOSS AND REALIZES

MAJOR MILESTONES IN GROWTH STRATEGY

RANCHO CORDOVA, CA, SEPTEMBER, 20, 2012—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of enabling technologies for the processing, storage and administration of cell therapies, today reported results for the fourth quarter and all of fiscal 2012.

For the quarter ended June 30, 2012, revenues were $4.5 million versus $5.4 million in the fourth quarter a year ago and $4.9 million in the prior quarter. The decline in year-over-year revenues was attributable to decreased sales of BioArchive® System devices, reflecting the continuing softness in worldwide capital equipment purchase activity. Total disposable sales were higher in the fourth quarter of fiscal 2012 totaling $3.3 million compared to $3.0 million a year ago and $2.9 million in the prior quarter. ThermoGenesis reported a net loss of $738,000, or $0.04 per share, in the fourth quarter of 2012, $430,000 less than the net loss of $1.2 million, or $0.07 per share, in the same period a year ago.

The Company ended the year with $7.9 million in cash compared to $8.5 million at the end of the third quarter and $12.3 million at the end of fiscal 2011. In August 2012, the Company received $2 million in cash related to the sale of assets of the CryoSeal® Fibrin Sealant System (CryoSeal) product line. This payment will be reflected in the Company’s balance sheet at September 30, 2012. The Company’s backlog at the end of the fourth quarter was $1.5 million.

“Over the past several months, the Company has realized a number of important milestones in its growth strategy, beginning with our recent product purchase and distribution agreement for the AXP® AutoXpress® (AXP) System with Golden Meditech Holdings Limited, which is affiliated with China Cord Blood Corporation—the first and largest umbilical cord blood bank operating in China,” said Matthew Plavan, Chief Executive Officer of ThermoGenesis.

Under the five-year agreement, Golden Meditech will have annual minimum purchase commitments and exclusive distribution rights for the AXP System—used for the processing of stem cells from cord blood—in the People’s Republic of China (excluding Hong Kong and Taiwan) and in Singapore, Indonesia, India and the Philippines once relevant approvals have been obtained in each respective region where they have not yet occurred.

“We were also pleased to initiate our new integrated distribution programs for our cord blood products with the signing of three new and expanded distribution agreements. These include Concessus for several countries in Western Europe, HVD Biotech Vertriebs for 10 countries in Central and Eastern Europe and 13 Middle Eastern countries, and CEI covering nine countries in Latin America.” Plavan added. “These agreements provide a customer-centric approach by incorporating market, service and product support for our cord blood products with a single channel partner by major geography,” he noted.

“Finally, we completed the sale of the CryoSeal System to Asahi Kasei Medical Co., Ltd. We are pleased to monetize this non-core asset at a transaction price two and a half times the last three year’s average annual revenues generated by this product line.  The $2 million cash proceeds from this transaction will be reflected in our September 30, 2012 balance sheet, and will help fund our core, stem cell point of care business initiatives. In addition, this transaction will enable us to reduce operating costs through streamlining of our organization,” Plavan continued.

“While our cord blood device product revenues continued to be negatively impacted by the macroeconomic environment this past year, we have accomplished a number of important milestones that we believe will facilitate our efforts to build ThermoGenesis for long term, sustained growth. We have secured new customers and distributor agreements, gained product regulatory approvals in growth geographies, enhanced our competitive position through improved product quality and customer service, successfully demonstrated the safety of our products in clinical evaluations and realized improved operating efficiencies,” Plavan said.

“We begin fiscal 2013 well positioned to generate new revenues from our recently signed agreements and further optimize our cost infrastructure.  Furthermore, we can increase the trajectory of our revenues by leveraging our technologies into new areas of regenerative medicine by providing tools that enable clinicians to practice cell therapy at the point-of-care or in the laboratory,” he added.

For all of fiscal 2012, the Company reported revenues of $19.0 million compared with revenues of $23.4 million in fiscal 2011. Disposable revenues in fiscal 2012 were $13.2 million versus $13.8 million a year ago. The Company reported a net loss of $5.0 million, or $0.30 per share, compared with a net loss of $2.6 million, or $0.17 per share, in the prior year.

Conference Call and Webcast

Management will hold a conference call today at 2 p.m., Pacific (5 p.m., Eastern) to review the fiscal 2012 fourth quarter results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit
http://www.thermogenesis.com/investors-webcasts-and-calls.aspx

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	385107

About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells from bone marrow aspirates in the laboratory setting.

•
The Res-Q® 60 BMC/PRP (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

This press release contains forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA and foreign regulatory approvals, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal years 2012 and 2013, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2012 and 2013.  A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
Email: ir@thermogenesis.com

THERMOGENESIS CORP.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2012	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$7,879,000	$12,309,000
Accounts receivable, net	4,558,000	3,963,000
Inventories	6,290,000	6,348,000
Other current assets	338,000	420,000

Total current assets	19,065,000	23,040,000

Equipment, net	1,652,000	1,310,000
Intangible asset	315,000	--
Other assets	48,000	49,000

	$21,080,000	$24,399,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,772,000	$1,791,000
Other current liabilities	2,259,000	2,273,000

Total current liabilities	5,031,000	4,064,000

Long-term liabilities	151,000	242,000

Stockholders’ equity	15,898,000	20,093,000

	$21,080,000	$24,399,000

THERMOGENESIS CORP.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011
Net revenues	$4,481,000	$5,378,000	$19,023,000	$23,400,000

Cost of revenues	3,032,000	3,512,000	12,690,000	14,563,000

Gross profit	1,449,000	1,866,000	6,333,000	8,837,000

Expenses:
Selling, general and administrative	1,692,000	2,245,000	7,983,000	8,669,000

Research and development	810,000	789,000	3,729,000	3,003,000

Total operating expenses	2,502,000	3,034,000	11,712,000	11,672,000

Interest and other income, net	315,000	--	393,000	268,000

Net loss	($738,000)	($1,168,000)	($4,986,000)	($2,567,000)

Basic and diluted net loss per common share	($0.04)	($0.07)	($0.30)	($0.17)

Shares used in computing per share data	16,408,599	16,346,366	16,389,008	14,816,163

THERMOGENESIS CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Year Ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	($4,986,000)	($2,567,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	604,000	466,000
Stock based compensation expense	791,000	960,000
Loss on sale/retirement of equipment	17,000	13,000
Loss on impairment of equipment	--	65,000

Net change in operating assets and liabilities:
Accounts receivable, net	(655,000)	2,132,000
Inventories	120,000	(1,338,000)
Prepaid expenses and other current assets	(38,000)	1,000
Other assets	1,000	119,000
Accounts payable	696,000	(592,000)
Accrued payroll and related expenses	223,000	75,000
Deferred revenue	2,000	(604,000)
Other liabilities	(660,000)	(822,000)
Net cash used in operating activities	(3,885,000)	(2,092,000)

Cash flows from investing activities:
Capital expenditures	(545,000)	(266,000)
Proceeds from sale of equipment	--	17,000
Net cash (used in)/provided by investing activities:	(545,000)	(249,000)

Cash flows from financing activities:
Exercise of stock options	--	7,000
Issuance of common stock	--	3,914,000
Payments on capital lease obligations	--	(2,000)
Net cash provided by/(used in) financing activities	--	3,919,000
Net increase/(decrease) in cash and cash equivalents	(4,430,000)	1,578,000
Cash and cash equivalents at beginning of period	12,309,000	10,731,000
Cash and cash equivalents at end of period	$7,879,000	$12,309,000